EXHIBIT NO. 99.02

                                                        COMPANY'S FORM 10-K
                                                        December 31, 1989

                                                        Page 31

          Item 3.  LEGAL PROCEEDINGS

          Other Litigation

               On or about January 9, 1989, Primerica Holdings, Inc., as successor in interest to old Primerica [Primerica Corporation, a New Jersey corporation], notified the salaried retirees of old Primerica of certain changes in their retirement benefits. On December 19, 1989, a purported class action was filed by two salaried retirees in United States District Court, District of New Jersey, under the caption Alexander, et al, v. Primerica Holdings, Inc., et al. Plaintiffs allege that their retirement benefits are not subject to material alteration, and that the 1989 revisions are improper. The complaint alleges causes of action against Primerica Holdings and its directors on various theories including promissory estoppel, breach of contract, breach of fiduciary duties, fraud, and federal ERISA violations. Plaintiffs seek permanent injunctive relief prohibiting changes in their benefits, as well as compensatory and punitive damages.


































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                                                        COMPANY'S FORM 10-K
                                                        December 31, 1991

                                                        Page 26

          Item 3.  LEGAL PROCEEDINGS

          Other Litigation and Legal Proceedings

               For information concerning a purported class action against Primerica Holdings and others in connection with certain changes in the retirement benefits of old Primerica retirees, see the description that appears in the fourth paragraph of page 31 of the Company's filing on Form 10-K for the year ended December 31, 1989, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-K. The class was certified in May 1991, and on June 25, 1991, the United States District Court for the District of New Jersey granted summary judgment in favor of Primerica Holdings and the other defendants in the class action. Plaintiffs have appealed the decision.





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                                                        COMPANY'S FORM 10-K
                                                        December 31, 1993

                                                        Page 66

          Item 3.  LEGAL PROCEEDINGS

          Other Litigation and Legal Proceedings

               For information concerning a purported class action against the Company and others in connection with certain changes in the retirement benefits of old Primerica retirees, see the description that appears in the fourth paragraph of page 31 of the Company's filing on Form 10-K for the year ended December 31, 1989, and the description that appears in the fourth full paragraph of page 26 of the Company's filing on Form 10-K for the year ended December 31, 1991, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-K. In June 1992, the United States Court of Appeals for the Third Circuit reversed the trial court's grant of summary judgment in favor of the Company and the other defendants in the class action, and remanded the case to the District Court to determine certain factual matters. Discovery is proceeding.